Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279329

Prospectus Supplement No. 30

(to prospectus dated June 5, 2024)

44,382 Shares of Common Stock

This prospectus supplement amends and supplements the prospectus of Longevity Health Holdings, Inc. (“we,” “us,” or “our”) dated June 5, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-279329). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2026 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is traded on the OTC marketplace under the symbol “XAGE.” On August 14, 2026, the last reported sale price of our common stock was $0.222 per share.

We are a “smaller reporting company” and have elected to comply with certain reduced public company reporting requirements. In addition, we are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 7 of Prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 17, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2026

Longevity Health Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-40228 (Commission File Number)	86-1645738 (IRS Employer Identification No.)

2403 Sidney Street, Suite 300
Pittsburgh, Pennsylvania		15203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (412) 894-8248

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On August 17, 2026, the Company issued a press release announcing the settlement of litigation with Puritan Partners LLC.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press Release, dated August 17, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGEVITY HEALTH HOLDINGS, INC.

By: /s/ Bryan J. Cassaday

Name: Bryan J. Cassaday

Title: Chief Financial Officer

Date: August 17, 2026

EXHIBIT 99.1

Longevity Health Holdings Announces Settlement of Litigation with Puritan Partners

Settlement resolves litigation pending since 2023 that had constrained the Company’s access to capital and strategic opportunities

PITTSBURGH, August 17, 2026 (GLOBE NEWSWIRE) -- Longevity Health Holdings, Inc. (OTCQB: XAGE) (“Longevity” or the “Company”), a bio-aesthetics company focused on human longevity and healthy aging, announced today that it has entered into a settlement agreement (the “Settlement Agreement”) with Puritan Partners LLC (“Puritan”) to resolve the litigation between the parties.

“This litigation has been ongoing since November 2023 and has hindered our ability to raise capital and pursue strategic opportunities during that time,” said Ram Ajjarapu, Chairman and Chief Executive Officer of Longevity. “Resolving this dispute removes a significant litigation overhang and allows us to focus on executing our commercial strategy, raising capital, and pursuing other strategic opportunities. We appreciate having reached terms with Puritan that let us move forward.”

Puritan commenced the litigation in November 2023, asserting claims arising out of a January 2022 securities purchase agreement, secured convertible note, and warrant issued by the Company’s subsidiary, Carmell Regen Med Corporation (f/k/a Carmell Therapeutics Corporation).

Under the terms of the Settlement Agreement, Longevity exchanged the existing note and warrant for new 10% senior secured convertible notes in the aggregate principal amount of $2,350,000 maturing in February 2028. The parties will file a stipulation dismissing the action without prejudice within three business days following execution of the Settlement Agreement. A more complete description of the Settlement Agreement and the related transactions is contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2026.

About Longevity Health Holdings, Inc.

Longevity Health Holdings, Inc. is focused on longevity and healthy aging, encompassing the latest scientific advances in regenerative bio-aesthetics. The Company develops, manufactures, and markets cosmetic skincare and haircare products designed to help people look and feel their best at any age. The Company is headquartered in Pittsburgh, Pennsylvania. For more information, visit www.healthxage.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated benefits of the Settlement Agreement, the Company’s plans to pursue additional financing, and the Company’s future business and financial condition. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including the risk that anticipated additional financing is not completed on the terms described or at all, risks relating to the Company’s obligations under the Settlement Agreement and the related financing instruments, including potential dilution, security interests in substantially all Company assets and specified subsidiary assets, repayment and prepayment obligations, and default-related remedies, and other risks described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Investor Contact

Bryan Cassaday

bcassaday@healthxage.com